EXHIBIT 19.1

Insider Trading Policy

Introduction

In the course of performing your duties for Kirby Corporation and its subsidiaries and affiliates (collectively, the “Company,” “we” or “us”), you may, at times, have information about us or another company that is not generally available to the public. Because of your relationship with us, if you are aware of material nonpublic information about the Company, federal and state securities laws prohibit you from trading in the Company’s securities or providing material nonpublic information to others who may trade on the basis of that information. This policy addresses your obligations to the Company, to prevent actual (or even the appearance of) insider trading, and to protect our reputation for integrity and ethical conduct.

This policy applies to all directors, officers and employees of the Company, as well as their family members or other persons with whom they have a relationship or who are under their influence or control, as described below. Certain additional restrictions apply to directors, executive officers and certain key employees of the Company. Those restrictions are further described in a separate supplemental policy that is distributed to the persons affected.

General Policies

The purchase or sale of Company stock while in possession of material nonpublic information, as well as the disclosure of material nonpublic information to others who then trade in Company stock, are prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the government and the possible civil and criminal penalties can be severe. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and their supervisory personnel if they fail to take reasonable steps to prevent insider trading by Company personnel.

In addition, an employee’s failure to comply with the Company’s Insider Trading Policy may subject the employee to Company-imposed sanctions, including termination of employment, whether or not the employee’s failure to comply results in a violation of law.

The Company has adopted this Insider Trading Policy to satisfy the Company’s obligation to take steps to prevent insider trading, to help Company employees avoid the severe consequences associated with violations of the insider trading laws and to preserve the Company’s reputation for integrity and ethical conduct, particularly in relation to the public market for its securities. Questions about a proposed transaction in Company stock should be directed to the Chief Financial Officer, Vice President and Controller, or Executive Vice President, General Counsel and Secretary.

This policy represents management guidelines only. Nothing in this policy shall be interpreted as a contract of employment.

Kirby Corporation, the Company, retains the right to deviate from, modify or discontinue this policy at any time, with or without notice. To the extent any provision of this policy is found to be inconsistent with applicable federal, state and/or local law(s), the applicable law(s) will govern.

No Trading While in Possession of Material Nonpublic Information

Company employees who are aware of material nonpublic information relating to the Company may not, directly or through family members or other persons or entities, (a) buy or sell Company stock (other than pursuant to a preapproved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. If you disclose material nonpublic information to another person who then trades in Company stock, you are subject to the same penalties as the person trading, even if you receive no personal benefit.

Guidance on Understanding Material, Nonpublic Information

What information is “material”?

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•
projections of future earnings or losses or other earnings guidance,
•
earnings that are inconsistent with the consensus expectations of the investment community,
•
a pending or proposed merger, acquisition or tender offer,
•
a pending or proposed acquisition or disposition of a significant asset,
•
the gain or loss of a significant customer or supplier or a significant contract,
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significant litigation or governmental investigation,
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a change in dividend policy, the declaration of a stock split or an offering of securities, or
•
a major change in management.

When information Is “public”

If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, generally, information should not be considered fully absorbed by the marketplace until the second full business day after the information is released. For example, if the Company makes an announcement before the market opens on a Monday, an employee should not trade in Company stock until Tuesday. If the announcement is made after the market opens on a Monday, an employee should not trade in Company stock until Wednesday. Disclosure of material nonpublic information whether

This policy represents management guidelines only. Nothing in this policy shall be interpreted as a contract of employment.

Kirby Corporation, the Company, retains the right to deviate from, modify or discontinue this policy at any time, with or without notice. To the extent any provision of this policy is found to be inconsistent with applicable federal, state and/or local law(s), the applicable law(s) will govern.

orally, in writing or via social media is prohibited without prior authorization of the Company’s Chief Executive Officer, Chief Financial Officer, or Executive Vice President, General Counsel and Secretary, and in the event of such disclosure, contact the Executive Vice President, General Counsel and Secretary immediately for further guidance.

Rule 10b5-1 Plans Exchange Act Rule 10b5-1 provides affirmative defenses for corporate insiders and companies to buy and sell company stock as long as the trading plans (“10b5-1 plans”) are adopted in good faith before becoming aware of material nonpublic information. Within five business days of becoming a Company director, officer, or key employee and thereafter, so long as the individual remains a Company director, officer, or key employee, at least ten business days prior to the effective date of any subsequently adopted 10b5-1 plan or amendment to any existing 10b5-1 plan, the director, officer, or key employee shall be required to notify the Director of Financial Reporting and provide the following information:

i.
a description of the material terms of each 10b5-1 plan or amendment thereto;
ii.
the date the 10b5-1 plan was or is intended to be adopted, amended, or terminated;
iii.
the 10b5-1 plan’s duration; and
iv.
the total amount of securities to be purchased or sold under the 10b5-1 plan.

The Company defines key employees as those who are included in Blackout Period communications. Individuals who are directors, officers, or key employees of the Company shall be required to certify compliance with all 10b5-1 SEC rules or regulations for any then existing 10b5-1 plans at the time the individual first becomes a director, officer, or key employee, as well as at the time of adoption of new 10b5-1 plans or amendments to existing 10b5-1 plans.

A Company director, officer, or key employee shall be required to provide a final copy of the 10b5-1 plan or 10b5-1 plan amendment to the Director of Financial Reporting on or before the effective date thereof.

To the extent the Director of Financial Reporting has the relevant information about a current, prospective, or amendment to a 10b5-1 plan, he or she shall advise the director, officer, or employee of the applicable cooling off period in connection with the adoption of a new 10b5-1 plan or amendment to an existing 10b5-1 plan. Generally, the cooling off period for directors and executive officers is 90 to 120 days from the adoption or modification of the 10b5-1 plan, and 30 days for other individuals.

For purposes of this Insider Trading Policy, executive officer has the meaning of “officer” in 17 CFR 240.16a-1(f) which currently reads as follows:

This policy represents management guidelines only. Nothing in this policy shall be interpreted as a contract of employment.

Kirby Corporation, the Company, retains the right to deviate from, modify or discontinue this policy at any time, with or without notice. To the extent any provision of this policy is found to be inconsistent with applicable federal, state and/or local law(s), the applicable law(s) will govern.

“The term “officer” shall mean an issuer's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer's parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust.”

This paragraph of the Company’s Insider Trading Policy was effective May 15, 2023.

Transactions by Family Members This Insider Trading Policy also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company stock are directed by you or are subject to your influence or control.

Blackout periods. During designated Blackout periods, the individuals who receive such communications are not permitted to buy or sell Kirby stock, change the percentage of their periodic contributions that will be allocated to the Company’s stock fund and an election to make a transfer of an existing account balance into or out of the Company’s stock fund. In addition, during Blackout periods, individuals who receive such communications can exercise stock options by cash payment or withholding stock from an award, but cannot sell Kirby stock (including in a broker assisted cashless exercise).

Transactions Under Company Plans

Stock option exercises. This Insider Trading Policy does not apply to the exercise of an employee stock option, including the use of shares to pay the exercise price or the use of shares subject to an option or shares of restricted stock to satisfy tax- withholding requirements. The policy does apply, however, to any sales of stock as part of a broker-assisted cashless exercise of an option, or any other market sale to generating the cash needed to pay the exercise price of an option or taxes on the exercise of an option or the vesting of restricted stock while you are in possession of nonpublic material information.

401(k) Plan. The Company’s Insider Trading Policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of

This policy represents management guidelines only. Nothing in this policy shall be interpreted as a contract of employment.

Kirby Corporation, the Company, retains the right to deviate from, modify or discontinue this policy at any time, with or without notice. To the extent any provision of this policy is found to be inconsistent with applicable federal, state and/or local law(s), the applicable law(s) will govern.

money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections under the 401(k) plan you may make while in possession of nonpublic material information, including an election to change the percentage of your periodic contributions that will be allocated to the Company’s stock fund and an election to make a transfer of an existing account balance into or out of the Company’s stock fund.

Additional Prohibited Transactions

Company employees may not at any time (a) engage in short sales of Company stock (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock. The preceding sentence is not an exhaustive list and this policy is intended to apply to all transactions that establish protection against a decline in the market price of Company stock regardless of possession of nonpublic material information. This prohibition does not relate to the exercise of stock options granted by the Company. Any transactions entered into prior to that date that would otherwise not be permitted by this policy may continue until they expire according to their terms, but may not be renewed or extended.

When in doubt, you should either consult with the Company’s Chief Financial Officer, Vice President & Controller, or its Executive Vice President, General Counsel and Secretary prior to trading or assume that the information is material and nonpublic, treat it as confidential and not trade in Company stock.

This policy represents management guidelines only. Nothing in this policy shall be interpreted as a contract of employment.

Kirby Corporation, the Company, retains the right to deviate from, modify or discontinue this policy at any time, with or without notice. To the extent any provision of this policy is found to be inconsistent with applicable federal, state and/or local law(s), the applicable law(s) will govern.

Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information about Company stock can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include imprisonment, criminal fines, civil penalties and civil enforcement injunctions. Employees who violate this Policy may be subject to disciplinary action by the Company, including termination of employment.

This Insider Trading Policy reflects only your obligations to the Company with regard to trading Company stock while in possession of material nonpublic information. Federal and state securities laws may prohibit other actions that are not subject to this Insider Trading Policy, including but not limited to with regard to trading of securities of other companies. Further, such actions may violate other Company policies or obligations such as those pursuant to confidentiality or nondisclosure agreements. For questions regarding your obligations to the Company, you should consult with the Company’s Executive Vice President, General Counsel and Secretary. For other questions, you should seek advice of counsel.

This policy represents management guidelines only. Nothing in this policy shall be interpreted as a contract of employment.

Kirby Corporation, the Company, retains the right to deviate from, modify or discontinue this policy at any time, with or without notice. To the extent any provision of this policy is found to be inconsistent with applicable federal, state and/or local law(s), the applicable law(s) will govern.